Exhibit 99.2

February 15, 2017

Dear Cynosure MLT Customer,

Yesterday Hologic announced plans to acquire Cynosure for $1.65 billion. Hologic is a 30 year-old company based in Marlborough, MA and is an established global leader in women’s health with strong relationships with OBGYNs and many other physician specialties. This strategic acquisition is part of Hologic’s commitment to global growth by expanding its women’s health product offering and moving into the large and fast-growing medical aesthetics segment. The transaction is expected to close in late March or early April 2017, and, assuming the transaction closes as anticipated, Cynosure will become a wholly-owned subsidiary of Hologic.

Cynosure has a 25-year history as a global leader in partnering with physicians to help them bring innovative technologies into their practices and increase their cash-based procedures. Hologic understands and values the success Cynosure has had with MLT based on 18 published clinical studies and a commitment to working closely with female pelvic health physicians in the OBGYN, UroGYN and Urology fields. Many women’s health specialists also have experience with Cynosure’s flagship aesthetic products including PicoSure, Icon, Elite, Smartlipo and Pelleve.

Both Hologic and Cynosure have a demonstrated commitment to innovation, product development and customer support. We will continue to invest in our dedicated marketing support team that offers practice marketing, clinical training and technical expertise through direct and on-line resources. In addition, the combination of the two companies presents a tremendous opportunity for Cynosure to further its investment in new products that can be developed to respond to physician and patient needs in women’s health.

Cynosure remains fully committed to our vision to be your long-term partner for success with products for women’s health and aesthetics. We note that your Cynosure sales representative will remain the same following the closing of the acquisition. We thank you for your business and continued support.

Sincerely,

Douglas Delaney

Chief Commercial Officer

Additional Information

The tender offer has not yet commenced. This document is neither an offer to purchase nor a solicitation of an offer to sell any securities. At the time the tender offer is commenced, Hologic will file with the Securities and Exchange Commission (“SEC”) a Tender Offer Statement on Schedule TO, and Cynosure will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Cynosure stockholders and other investors are strongly advised to read the tender offer materials (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents that have yet to be filed) and the Solicitation/Recommendation Statement because they will contain important information that should be read carefully before any decision is made with respect to the tender offer. The Tender Offer Statement and the Solicitation/Recommendation Statement will be available for free at the SEC’s website at www.sec.gov. Free copies of these materials and other tender offer documents will be made available by the information agent for the tender offer.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, Cynosure and Hologic file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by the parties at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The parties’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward-Looking Statements

This document contains “forward-looking statements” relating to the acquisition of Cynosure by Hologic. Statements regarding the timing and the closing of the transaction, the expected benefits and synergies of the transaction, prospective performance and future business plans, and future opportunities for the combined company, and any assumptions underlying any of the foregoing, are forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from the parties’ expectations and projections. Risks and uncertainties include, among other things, uncertainties regarding the timing of the closing of the transaction; uncertainties as to how many of Cynosure’s stockholders may tender their stock in the tender offer; the possibility that various closing conditions to the tender offer and merger transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction; the outcome of any legal proceedings that may be instituted in connection with the transaction; that the integration of Cynosure’s business into Hologic is not as successful as expected; the failure to realize anticipated synergies and cost savings; the failure of Hologic to achieve the expected financial and commercial results from the transaction; a decrease in demand for procedures performed with Cynosure products and for Cynosure products themselves; increased competition in the aesthetic laser industry; Cynosure’s ability to develop and commercialize new products; Cynosure’s reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions; other business effects, including effects of industry, economic or political conditions outside either company’s control; transaction costs; actual or contingent liabilities; as well as other cautionary statements contained elsewhere herein and in Cynosure’s and Hologic’s periodic reports filed with the SEC including the factors set forth in their most recent annual reports on Form 10-K and quarterly reports on Form 10-Q, the Tender Offer Statement on Schedule TO and other tender offer documents to be filed by Hologic, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Cynosure. These forward-looking statements reflect Cynosure’s expectations as of the date of this document. Cynosure undertakes no obligation to update the information provided herein.